Exhibit 1.1

September 18, 2013

PERSONAL AND CONFIDENTIAL

Agenus Inc.

3 Forbes Road

Lexington, MA 02421

Attn: Garo H. Armen, Ph.D., CEO

Dear Sirs:

This letter will confirm the understanding and agreement (the “Agreement”) between H.C. Wainwright & Co., LLC (“HCW”) and Agenus Inc. (the “Company”) as follows:

1.	Engagement: The Company hereby engages HCW as its agent to assist the Company in the proposed registered direct placement(s) of one or more classes or series of registered securities of the Company to investors (the “Investors”). Such securities (the “Securities”) may take the form of common stock or other equity-linked securities or any combination thereof. Such placements shall be referred to as the “Transactions”. HCW may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with such Transactions.

2.	HCW’s Role: HCW hereby accepts the engagement described herein and, in that connection, agrees to:

(a)	Review any offering documents used in connection with each Transaction (the “Offering Documents”) describing the Company and the Securities;

(b)	review with the Company the Investors to whom the Offering Documents will be provided;

(c)	assist in the preparation of other communications to be used in placing the Securities, whether in the form of letter, circular, notice or otherwise; and

(d)	assist and advise the Company with respect to the negotiation of the sale of the Securities to the Investors.

H.C. Wainwright & Co., LLC –430 Park Avenue, New York, New York 10022

212-356-0500 – www.hcwco.com

Member: FINRA, SIPC

3.	Term; Exclusivity: The exclusive engagement will commence on the date hereof and terminate five business days following the date hereof (the “Exclusive Term”). On the termination of the Exclusive Term, the non-exclusive engagement will commence and terminate five business days following the date which the party receives written notice from the other party of termination of this engagement; provided that no such notice may be given by the Company for a period of 3 months after the date hereof. During the Exclusive Term: (i) the Company will not, and will not permit its representatives to, other than in coordination with HCW, contact or solicit institutions, corporations or other entities or individuals as potential purchasers of the Securities and (ii) the Company will not pursue any financing transaction which would be in lieu of a Transaction. Furthermore, the Company agrees that during HCW’s engagement hereunder, all inquiries, whether direct or indirect, from prospective Investors will be referred to HCW and will be deemed to have been contacted by HCW in connection with a Transaction. Upon termination of this Agreement the Company shall pay to HCW all fees earned and reimburse HCW for all expenses incurred, in accordance with Paragraphs 7 and 8 hereof, respectively. The Company agrees to pay HCW any fees specified in Paragraph 7 during the time limitations specified herein. The Company and HCW agree that this section 3 and the provisions relating to the payment of fees, reimbursement of expenses, indemnification and contribution, confidentiality, conflicts, independent contractor and waiver of the right to trial by jury will survive any termination of this letter agreement.

4.	Best Efforts: It is understood that HCW’s involvement in a Transaction is strictly on a reasonable best efforts basis and that the consummation of a Transaction will be subject to, among other things, market conditions. It is understood that HCW’s assistance in a Transaction will be subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as HCW deems reasonably appropriate under the circumstances (such investigation hereinafter to be referred to as “Due Diligence”) and to the receipt of all internal approvals of HCW in connection with the transaction. HCW shall have the right in its sole discretion to terminate this Agreement if the outcome of the Due Diligence is not satisfactory to HCW or if approval of its internal committees is not obtained.

5.

Information: The Company shall furnish, or cause to be furnished, to HCW all information in its possession and control requested by HCW for the purpose of rendering services hereunder (all such information being the “Information”). In addition, the Company agrees to make reasonably available to HCW upon request from time to time the officers, directors, accountants, counsel and other advisors of the Company. The Company recognizes and confirms that HCW (a) will use

H.C. Wainwright & Co., LLC –430 Park Avenue, New York, New York 10022

212-356-0500 – www.hcwco.com

Member: FINRA, SIPC

and rely on the Information, including the Offering Documents, and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Offering Documents or the Information and such other information; and (c) will not make an appraisal of any of the assets or liabilities of the Company. Upon reasonable request, at mutually agreeable times, the Company will meet with HCW or its representatives to discuss all information relevant for disclosure in the Offering Documents and will cooperate in any investigation undertaken by HCW thereof, including any document included or incorporated by reference therein. HCW shall be a third party beneficiary of any representations, warranties and covenants made by the Company to any Investor in a Transaction.

6.	Related Agreement:

(a)	If required by HCW, the Company shall enter into a Placement Agency Agreement with HCW that is substantially consistent with HCW’s standard form, modified as appropriate to reflect the terms of the applicable Transaction and containing such terms, covenants, conditions, representations, warranties, and providing for the delivery of legal opinions, comfort letters and officer’s certificates, all in form and substance satisfactory to HCW and its counsel.

(b)	Unless the Transaction is an underwritten offering by HCW, in which case the Company shall enter into an underwriting agreement with HCW that is customary for such offerings, if required by the Investors, the sale of Securities to any Investor(s) will be evidenced by a purchase agreement (“Purchase Agreement”) between the Company and such Investor(s) in a form reasonably satisfactory to the Company and HCW. Prior to the signing of any Purchase Agreement, officers of the Company with responsibility for financial affairs will be available to answer inquiries from prospective investors.

(c)	Notwithstanding anything herein to the contrary, in the event that HCW determines that any of the terms provided for hereunder shall not comply with a FINRA rule, including but not limited to FINRA Rule 5110, then the Company shall agree to amend this Agreement (or include such revisions in the final underwriting or placement agency agreement) in writing upon the request of HCW to comply with any such rules.

H.C. Wainwright & Co., LLC –430 Park Avenue, New York, New York 10022

212-356-0500 – www.hcwco.com

Member: FINRA, SIPC

7.	Fees: As compensation for the services to be rendered by HCW hereunder, the Company will pay HCW the following fee (“Transaction Fee”):

(a)	A cash fee payable immediately upon the closing of each Transaction and equal to 5% of the aggregate gross proceeds raised in such Transaction; provided if an investor in the transaction is an existing shareholder that the Company introduced to the Transaction, the fee as to such investor shall be reduced to 2.5% of the gross proceeds from such investor. Unless otherwise agreed upon by the Company and HCW, all cash Transaction Fees shall be paid at the closing of a Transaction through a third party escrow agent from the gross proceeds of the Securities sold.

(b)	Subject to compliance with FINRA Rule 5110(f)(2)(D), the Company also agrees to reimburse HCW’s out-of-pocket expenses on a non-accountable basis equal to $30,000 (provided, however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of this Agreement).

8.	Indemnification:

(a)	To the extent permitted by law, the Company will indemnify HCW and its affiliates, stockholders, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this engagement letter, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from HCW’s willful misconduct or gross negligence in performing the services described herein.

(b)

Promptly after receipt by HCW of notice of any claim or the commencement of any action or proceeding with respect to which HCW is entitled to indemnity hereunder, HCW will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to HCW and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, HCW will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for HCW reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and HCW. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to local counsel. The Company will have the

H.C. Wainwright & Co., LLC –430 Park Avenue, New York, New York 10022

212-356-0500 – www.hcwco.com

Member: FINRA, SIPC

exclusive right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of HCW, which will not be unreasonably withheld.

(c)	The Company agrees to notify HCW promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this engagement letter.

(d)	If for any reason the foregoing indemnity is unavailable to HCW or insufficient to hold HCW harmless, then the Company shall contribute to the amount paid or payable by HCW as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and HCW on the other, but also the relative fault of the Company on the one hand and HCW on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, HCW’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by HCW under this engagement letter (excluding any amounts received as reimbursement of expenses incurred by HCW).

(e)	These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this engagement letter is completed and shall survive the termination of this engagement letter, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this engagement letter or otherwise.

9.	Governing Laws: This letter agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. The Company irrevocably submits to the jurisdiction of any court of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of this letter agreement or our engagement hereunder.

Each of the Company and HCW hereby waives any right it may have to a trial by jury in respect of any claim brought by or on behalf of either party based upon, arising out of or in connection with this letter agreement, our engagement hereunder or the transaction contemplated hereby.

H.C. Wainwright & Co., LLC –430 Park Avenue, New York, New York 10022

212-356-0500 – www.hcwco.com

Member: FINRA, SIPC

All fees and expenses payable hereunder will be payable in U.S. dollars in cash. The Company hereby irrevocably consents to the service of process in any proceeding by the mailing of copies of such process to the Company at its address set forth above.

10.	Confidentiality: Except as required by law, this Agreement and the services and advice to be provided by HCW hereunder, shall not be disclosed to third parties without HCW’s prior written permission. Notwithstanding, HCW shall be permitted to advertise the services it provided in connection with each Transaction subsequent to the closing and public disclosure of such Transaction by the Company. Such expense shall not be reimbursable under paragraph 7 hereof. Furthermore, upon entering into this Agreement, the Company and HCW shall enter into the Confidentiality, No Trade & Non-Disclosure Agreement attached hereto as Annex A.

11.	No Brokers: The Company represents and warrants to HCW that there are no brokers, representatives or other persons which have an interest in compensation due to HCW from any transaction contemplated herein or which would otherwise be due any fee, commission or remuneration upon consummation of any Transaction.

12.	Authorization: The Company and HCW represent and warrant that each has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

13.

Independent Contractor: The Company acknowledges that in performing its services, HCW is acting as an independent contractor, and not as a fiduciary, agent or otherwise, of the Company or any other person. The Company acknowledges that in performing its services hereunder, HCW shall act solely pursuant to a contractual relationship on an arm’s length basis (including in connection with determining the terms of any Transaction). Any review by HCW of the Company, the transaction contemplated hereby or other matters relating to such transactions has been and shall be performed solely for the benefit of HCW and shall not be on behalf of the Company. The Company agrees that is shall not claim that HCW owes a fiduciary duty to the Company in connection with such transaction or the process leading thereto. No one other than the Company is authorized to rely upon engagement of HCW hereunder or any statements, advice, opinions or conduct by HCW. The Company further acknowledges that HCW

H.C. Wainwright & Co., LLC –430 Park Avenue, New York, New York 10022

212-356-0500 – www.hcwco.com

Member: FINRA, SIPC

may perform certain of the services described herein through one or more of its affiliates and any such affiliates shall be entitled to the benefit of this Agreement. This Paragraph 13 shall survive the termination or expiration of this Agreement.

14.	Conflicts: The Company acknowledges that HCW and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which HCW may acquire information of interest to the Company. HCW shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

15.	Anti-Money Laundering: To help the United States government fight the funding of terrorism and money laundering, the federal laws of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means we must ask you for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify your identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

16.	Miscellaneous: This Agreement constitutes the entire understanding and agreement between the Company and HCW with respect to the subject matter hereof and supersedes all prior understanding or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by both parties. It is understood and agreed that HCW’s services hereunder will not include providing any tax, accounting, legal or regulatory advice or developing any tax strategies for the Company. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party’s successors but may not be assigned without prior written approval of the other party. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in anyway the meaning or interpretation of this Agreement.

H.C. Wainwright & Co., LLC –430 Park Avenue, New York, New York 10022

212-356-0500 – www.hcwco.com

Member: FINRA, SIPC

If all the foregoing is acceptable to you, please so indicate by signing in the space provided below and returning a signed copy of this letter to us for our records.

HCW is delighted to accept this engagement and looks forward to working with you. Please confirm that the foregoing correctly set forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Mark W. Viklund
Name: Mark W. Viklund
Title: CEO

ACCEPTED AND AGREED TO
AS OF THE ABOVE DATE:

AGENUS INC.

BY:	/s/ Garo H. Armen, Ph D
Name: Garo H. Armen, Ph D
Title: Chairman and CEO

H.C. Wainwright & Co., LLC –430 Park Avenue, New York, New York 10022

212-356-0500 – www.hcwco.com

Member: FINRA, SIPC

ANNEX A

Confidentiality, No Trade & Non-Disclosure Agreement

The undersigned acknowledges that Agenus Inc. (the “Company”), will furnish, subject to the following terms and conditions, certain proprietary and confidential information and documents regarding the business affairs and operations of the Company’s Clients (‘Clients”) to H.C. Wainwright & Co., LLC (“Recipient”) solely for the purpose of Recipient evaluating a possible transaction (the “Transaction”) with the Company.

Recipient understands, acknowledges and agrees that the information and documents to be disclosed regarding the business affairs and operations of the Clients is of a proprietary and confidential nature. For the purpose hereof, the term “Confidential Information” shall include the existence and contents of any information and documents disclosed by the Company and/or Clients or any of its directors, officers, employees or agents to Recipient on or after the date hereof and any and all notes, analyses, compilations, forecasts, studies, interpretations, and other documents prepared by Recipient which contain, reflect or are based upon, in whole or in part, any information disclosed by the Company and/or Clients to Recipient. The term “Confidential Information” does not include information which (i) is already in your possession, (ii) is or becomes generally available to the public or is generally known by persons in the financial services industry other than as a result of a disclosure by you or your directors, officers, employees, affiliates, advisors, representatives or consultants including, but not limited to, financial advisors, accountants and actuaries (collectively “Representatives”), acting in such capacity in violation of this Agreement, (iii) becomes available to you from a source other than the Company or its advisors acting in such capacity, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company, or (iv) is independently developed by you or on your behalf.

Recipient further understands and acknowledges that the Clients’ common stock is publicly traded on the Nasdaq Capital Market and that certain of the Confidential Information may be regarded as material non-public information under Regulation FD under the Securities Exchange Act of 1934, as amended, regarding the Company, the improper use of which would violate applicable United States securities laws.

In consideration of the Company and/or Clients providing the Confidential Information to the Recipient, Recipient understands, acknowledges and agrees:

(i) that, without the Company’s and/or Client’s consent, unless disclosure is made to comply with any law, order, judgment, decree, or any rule,

H.C. Wainwright & Co., LLC –430 Park Avenue, New York, New York 10022

212-356-0500 – www.hcwco.com

Member: FINRA, SIPC

regulation, request or inquiry of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory body (including any securities or commodities exchange or FINRA) (any of the foregoing, a “Governmental Requirement”), Recipient will not publish, disclose or disseminate any Confidential Information to any person or entity (collectively, “Person”) and shall at all times maintain the confidential nature of the Confidential Information;

(ii) that the Confidential Information will be used solely to evaluate the Transaction and for no other purpose;

(iii) that, without the Company’s and/or Client’s consent, the Recipient may not disclose to any Person (a) the fact that the Company and/or Client has disclosed the Confidential Information to the Recipient; or (b) the fact that discussions or negotiations are taking place or may take place concerning the Transaction; and

(iv) That (a) in the event that the Recipient decides not to further pursue the Transaction with the Company, or (b) at the Company’s and/or Client’s request, Recipient shall: (1) discontinue all use of the Confidential Information; (2) return all Confidential Information to the Company; (3) erase or destroy any Confidential Information contained in computer memory or data storage apparatus; and (4) remove all Confidential Information from any software that incorporates or uses the Confidential Information in whole or in part, except to the extent required by a Governmental Requirement or to be maintained confidentially pursuant to internal document retention requirements or internal reporting purposes required by you or your affiliates in connection with the review of the possible transaction that is the subject of this Agreement.

You agree that, unless and until a definitive agreement between the Company or the Clients and you with respect to any possible transaction referred to in the first paragraph of this Agreement has been executed and delivered, neither the Company, the Clients nor you will be under any legal obligation of any kind whatsoever with respect to any such possible transaction by virtue of this or any written or oral expression with respect to any such possible transaction except, in the case of this Agreement, for the matters specifically agreed to herein.

This Agreement expires one year from the date set forth below.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to it conflicts of laws principles.

H.C. Wainwright & Co., LLC –430 Park Avenue, New York, New York 10022

212-356-0500 – www.hcwco.com

Member: FINRA, SIPC

Intending to be legally bound hereby, the undersigned has executed this Non Disclosure Agreement this      day of              2013. This Non Disclosure Agreement may be executed and delivered via facsimile or email.

AGENUS INC. (“COMPANY’)

By:
Name:
Title:

H.C. WAINWRIGHT & CO., LLC (“RECIPIENT”)

By:
Name:
Title:

H.C. Wainwright & Co., LLC –430 Park Avenue, New York, New York 10022

212-356-0500 – www.hcwco.com

Member: FINRA, SIPC